Exhibit 4.2       Restated Bylaws
                  Section 1 regarding voting of shares.


                                    ARTICLE I
                        SHAREHOLDERS: MEETING AND VOTING

1.1      Place of Meetings.

         Meetings of the shareholders shall be held at the corporation's principal office, or at such other location as shall be designated in the notice of meeting.

1.2      Annual Meetings.

         The annual meeting of the shareholders shall be held on the first Monday of July of each year, if not a legal holiday, and if a legal holiday, then on the next succeeding business day, at the hour of 2:00 o'clock, p.m. The time and date of such meeting may be varied by the Board of Directors provided that notice of the varied date and time of the annual meeting is given in accordance with these By-Laws. At the annual meeting, the shareholders shall elect by vote a Board of Directors, consider reports of the affairs of the corporation, and transact such other business as may properly be brought before the meeting.

1.3      Special Meetings.

         Special meetings of the shareholders may be called at any time by the President, the Board of Directors, by the holders of not less than one-tenth (1/10th) of all the shares entitled to vote at such meeting, and as otherwise provided in the Nevada Business Corporation Act, as amended (the "Act").

1.4      Notice of Meetings.

         1.4.1 Written or printed notice, in a comprehensible form, stating the date, time and place of the meeting, and in case of a special meeting, a description of the purpose or purposes for which the meeting is called, shall be delivered not earlier than sixty (60) nor less than ten (10) days before the meeting date, in person, telegraph, teletype, or other form of wire or wireless communication, by mail or private carrier, by or at the direction of the President, Secretary, other officer or persons calling the meeting. If mailed, the notice is effective when deposited postpaid in the United States mail, correctly addressed to the shareholder's address shown on the Corporation's current record of shareholders. In all other cases, the notice shall be effective when received by the shareholders.

         1.4.2 If a shareholders' meeting is adjourned to a different date, time or place, notice need not be given of the new date, time or place, if the new date, time or place is announced at the meeting before adjournment, unless a new record date for the adjourned meeting is or must be fixed under the Act, in which event notice of the adjourned meeting must be given to the persons who are shareholders as of the new record date.

1.5      Voting Entitlement of Shares.

         Unless the Articles of Incorporation provide otherwise, or except as provided by the Act, each outstanding share, regardless of class, is entitled to one vote on each matter voted on at a shareholders' meeting. Only shares are entitled to vote.

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1.6      Quorum and Voting.

         1.6.1 Shares entitled to vote as a separate voting group may take action on a matter at a meeting only if a quorum of those shares exists with respect to that matter. Unless the Articles of Incorporation or the Act provides otherwise, a majority of the votes entitled to be cast on the matter by the voting group constitutes a quorum of that voting group for action on that matter.

         1.6.2 Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting, unless a new record date is or must be set for that adjourned meeting.

         1.6.3 If a quorum exists, action on a matter, other than the election of directors, by a voting group, is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless the Articles of Incorporation or the Act requires a greater number of affirmative votes.

         1.6.4 Unless otherwise provided in the Articles of Incorporation, Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.

         1.6.5 If the Articles of Incorporation or the Act provides for voting by a single group on a matter, action on that matter is taken when voted upon by that voting group in accordance with these By-Laws.

         1.6.6 If the Articles of Incorporation or the Act provides for voting for two or more voting groups on a matter, action on that matter is taken only when voted upon by each of those voting groups counted separately as provided by these By-Laws.

1.7      Proxies.

         A shareholder may vote shares in person or by written proxy signed by the shareholder or the shareholder's attorney in fact and delivered to the secretary or other officer or agent of the Corporation authorized to tabulate votes.

1.8      Record Date.

         The record date for determining the shareholders entitled to notice of a shareholders' meeting, to demand a special meeting, to vote or to take other action, shall, unless otherwise determined by the Board of Directors in advance of such action, be the date of such notice, demand, vote, or other action.

1.9      Shareholders' List for Meeting.

         After fixing a record date for a meeting, the corporation shall prepare an alphabetical list of the names of all of its shareholders who are entitled to notice of a shareholders' meeting. The list must be arranged by voting group, and within each voting group by class or series of shares, and show the address of and number of shares held by each shareholder. The shareholders' list must be available for inspection by any shareholder, beginning two business days after notice of the meeting is given for which the list was prepared and continuing through the meeting, at the corporation's principal office or at a place identified in the meeting notice in the city where the meeting is to take place. The corporation shall make the shareholders' list available at the meeting, and any shareholder, the shareholder's agent, or attorney is entitled to inspect the list at any time during the meeting or any adjournment thereof.

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